Exhibit 99

One Tellabs Center
1415 West Diehl Road
Naperville, Ill. 60563 U.S.A.

Tel: +1.630.378.8800
Fax: +1.630.798.2000
www.tellabs.com

NEWS RELEASE

FOR IMMEDIATE RELEASE:
October 15, 2003

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

MEDIA CONTACT:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

Tellabs third-quarter revenues up, operating expenses down
as company makes progress on path to profitable growth

Naperville, Ill. -Tellabs reported that third-quarter 2003 revenues rose 5% to $245 million from $234 million in the second quarter, marking the third increase in sequential revenues in the past four quarters. An all-time high of 41% of revenues came from Tellabs’ international business.

Tellabs recorded a net loss of $65 million or 16 cents per share for the third quarter of 2003, including restructuring and other charges of $48 million. During the quarter, Tellabs announced plans to outsource its North American manufacturing, lay off 325 employees and sell its main facility in Bolingbrook, Ill. Tellabs also announced plans to reduce its worldwide workforce by an additional 370 employees and close its development facility in St. Laurent, Ontario, Canada, by mid-2004.

Tellabs exceeded its goal of reducing quarterly operating expenses, excluding the Vivace Networks acquisition and charges, to $125 million, and reached this target one quarter earlier than planned. Third-quarter operating expenses, including Vivace but excluding charges, were $131 million. Excluding restructuring and other charges, Tellabs lost $18 million or 4 cents per share.

“Stabilizing sales and reaching our operating expense target early represent major milestones along our path to profitable growth,” said Michael J. Birck, Tellabs chairman and chief executive officer. “To help drive Tellabs’ future growth, we will continue to strengthen our core product portfolio and have launched a global carrier-class data solution that helps telecom service providers smoothly migrate to new IP/MPLS networks of the future.”

Tellabs’ global carrier-class data solution marked significant progress in the third quarter. Tellabs recorded its first revenues from sales of the Tellabs® 8800 series of multiservice switch routers, which were acquired with Vivace Networks on June 18. Vivace Networks’ results are consolidated into Tellabs’ results as of the third quarter. Tellabs also announced the new, internally developed Tellabs® 8600 managed edge system, which combines with the Tellabs 8800 system to provide a complete data solution differentiated by a best-in-class, end-to-end network management system.

Optical Networking—Sales of optical networking systems, which include Tellabs’ strategic North American products, were $105 million, up 14% from the second quarter. About 3% of Tellabs’ overall revenues came from new North American optical networking products. Tellabs maintained its market-leading position in the U.S. bandwidth management market, according to the most recent data from industry analyst RHK.

Next-Gen SDH and Managed AccessServices—Sales of next-generation SDH (synchronous digital hierarchy, the international transport format for digital information over fiber optic networks) and managed access services totaled

$70 million. In the quarter, Tellabs and Nokia Networks announced a new ATM (asynchronous transfer mode) management system designed to cut the costs of deploying new 3G wireless networks. About 5% of Tellabs’ overall revenues came from new international products.

Other Products—Voice-quality enhancement, telephony distribution solutions, data and other revenues amounted to $31 million.

Services—Services revenues were $39 million in the third quarter of 2003.

Simultaneous Webcast and Teleconference Replay—Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its third-quarter 2003 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Friday, October 17 at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21162430.

Tellabs (NASDAQ: TLAB) provides innovative data switching and bandwidth management solutions to help carriers around the world move communications traffic efficiently, effectively and profitably. The world communicates through Tellabs™; more than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flows through Tellabs equipment. Tellabs customers include many of the world’s largest and strongest carriers. Tellabs experts design, develop, deploy and support our solutions throughout telecommunications networks in more than 100 countries worldwide. For more information, please visit tellabs.com.

Forward-Looking Statements—This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs, and The World Communicates Through TellabsTM are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC.
CONDENSED CONSOLIDATED COMPARATIVE STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended

(In millions, except per-share data)	9/26/2003	9/27/2002	9/26/2003	9/27/2002

Net Sales
Product and other	$205.9	$251.8	$587.7	$872.1
Services	38.6	36.3	113.4	132.1

	244.5	288.1	701.1	1,004.2
Cost of Sales
Product and other	121.8	138.3	381.4	561.7
Services	29.5	30.8	88.5	99.1

	151.3	169.1	469.9	660.8

Gross Profit	93.2	119.0	231.2	343.4
Operating expenses
Selling, general and administrative	58.9	70.1	182.3	226.1
Research and development	68.4	80.4	219.9	257.3
Purchased in-process research and development	—	—	—	5.4
Intangible asset amortization	3.8	2.4	8.7	6.4
Restructuring & other charges	28.5	68.0	54.6	175.9

	159.6	220.9	465.5	671.1
Operating Loss	(66.4)	(101.9)	(234.3)	(327.7)
Other Income (Expense)
Interest income	8.4	9.0	26.3	25.0
Interest expense	(0.2)	(0.1)	(0.4)	(0.9)
Other	(6.2)	(30.2)	(9.7)	(29.3)

	2.0	(21.3)	16.2	(5.2)
Loss Before Income Tax	(64.4)	(123.2)	(218.1)	(332.9)
Income tax expense (benefit)	0.4	(32.1)	0.3	(104.3)

Net Loss	$(64.8)	$(91.1)	$(218.4)	$(228.6)

Loss per Share	$(0.16)	$(0.22)	$(0.53)	$(0.56)

Average number of common shares outstanding	413.3	411.8	412.7	411.2

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	9/26/2003	6/27/2003	12/27/2002

(In millions, except share amounts)	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	241.8	247.3	453.6
Investments in marketable securities	824.0	803.4	565.6

	1,065.8	1,050.7	1,019.2
Accounts receivable, net	178.6	165.9	216.8
Inventories
Raw materials	33.6	59.6	92.4
Work in process	12.3	17.0	15.5
Finished goods	28.7	52.2	66.6

	74.6	128.8	174.5
Income taxes receivable	16.1	30.6	174.8
Miscellaneous receivables and other current assets	85.8	59.3	31.2

Total Current Assets	1,420.9	1,435.3	1,616.5
Property, plant and equipment	744.2	746.0	770.2
Less: accumulated depreciation	392.4	353.3	349.3

	351.8	392.7	420.9
Goodwill	552.2	589.5	455.7
Intangible assets, net	105.9	72.5	70.1
Other Assets	119.1	134.9	142.5

Total Assets	$2,549.9	$2,624.9	$2,705.7

Liabilities
Current Liabilities
Accounts payable	$59.7	$59.3	$77.4
Accrued liabilities	85.1	83.4	94.5
Accrued restructuring and other charges	56.9	72.3	85.4

Total Current Liabilities	201.7	215.0	257.3
Accrued long-term restructuring charges	53.3	53.7	45.5
Income Taxes	89.0	87.4	82.9
Other long-term liabilities	34.5	31.4	29.7
Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $.01 par value; no shares issued and outstanding	—	—	—
Common stock: 1,000,000,000 shares of $.01 par value; 417,230,204 and 415,440,414 shares issued and outstanding	4.2	4.2	4.1
Additional paid-in capital	552.5	549.9	543.6
Treasury stock, at cost: 3,250,000 shares	(129.6)	(129.6)	(129.6)
Deferred compensation expense	(12.4)	(15.3)	(19.3)
Accumulated other comprehensive income (loss)
Cumulative translation adjustment	28.7	32.9	(57.4)
Unrealized net gains on available-for-sale securities	2.9	5.3	5.4

Total accumulated other comprehensive income (loss)	31.6	38.2	(52.0)
Retained earnings	1,725.1	1,790.0	1,943.5

Total Stockholders’ Equity	2,171.4	2,237.4	2,290.3

Total Liabilities and Stockholders’ Equity	$2,549.9	$2,624.9	$2,705.7

Note: Certain reclassifications have been made in the 2002 year end balance sheet to conform to the second and third quarter presentations.

TELLABS INC.
CONDENSED CONSOLIDATED COMPARATIVE STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended

(In millions)	09/26/03	09/27/02

Operating Activities
Net Loss	$(218.4)	$(228.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Restructuring and other charges	128.3	286.9
Depreciation and amortization	85.0	107.8
(Gain)/loss on investments and other	(4.9)	24.9
Net change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	46.8	176.5
Inventories	51.7	86.6
Other current assets	(43.6)	0.0
Long-term assets	2.5	(36.2)
Accounts payable	(22.4)	2.2
Accrued liabilities	(48.5)	(38.7)
Restructuring liabilities	(20.8)	(143.6)
Income taxes	158.7	(46.6)
Other, net	11.7	3.7

Net Cash Provided by Operating Activities	126.1	194.9
Investing Activities
Acquisition of property, plant and equipment	(10.5)	(44.3)
Proceeds from sales and maturities of investments	1,036.3	578.1
Payments for purchases of investments	(1,274.3)	(657.2)
Payments for acquisitions, net of cash acquired	(123.4)	(289.8)

Net Cash Used for Investing Activities	(371.9)	(413.2)
Financing Activities
Payments of notes payable and capital leases	—	(8.2)
Proceeds from issuance of common stock	3.7	2.5

Net Cash Provided by (Used for) Financing Activities	3.7	(5.7)
Effect of Exchange Rate Changes on Cash	30.4	45.1

Net Decrease in Cash and Cash Equivalents	(211.7)	(178.9)
Cash and Cash Equivalents at Beginning of Year	453.5	701.9

Cash and Cash Equivalents at End of Quarter	$241.8	$523.0

Other Information
Interest paid	$0.0	$1.0

Income taxes (refunded) paid	$(23.0)	$21.9

TELLABS, INC.
Quarter Ended September 26, 2003
Results of Operations

During the quarter, the Company continued to take actions to align its spending with revenue to facilitate profitable growth. In particular, the Company announced it would outsource the majority of its manufacturing operations in North America to Sanmina-SCI, an effort that is scheduled to be completed by the end of 2003. As a result of this action, the Company recorded the following charges during the third quarter: $3.7 million for the sale of inventory to Sanmina-SCI; $32.3 million for accelerated depreciation on its main facility in Bolingbrook, Illinois, and associated machinery and equipment; and severance costs of $2.3 million. Of the total charges, $19.4 million was included in cost of sales, and the balance was included in operating expenses as restructuring charges.

The Company also announced plans to reduce its worldwide workforce and close its development facility in St. Laurent, Ontario, Canada. As a result, the Company recorded $3.5 million to restructuring charges for severance costs.

Restructuring and other charges for the third quarter also includes $6.1 million for additional severance and fixed-asset costs related to restructuring plans announced in prior quarters.

Under applicable accounting rules that took effect in 2003, certain severance, facilities, and other costs associated with restructuring activities are to be recorded in the period when a liability has been incurred, rather than the period in which the restructuring plan is initiated. As a result, the Company will record additional restructuring and other charges over the next few quarters related to the third-quarter actions and restructurings implemented in prior quarters. Although the amount of the additional charges has not been determined, the Company estimates that $30 million to $50 million will be recorded in the fourth quarter and $15 million to $30 million in later quarters.

Quarter Ended September 26, 2003, Compared with the Quarter Ended September 27, 2002

For the quarter just ended the Company recorded a net loss of $64.8 million, or $0.16 per share, compared with a net loss of $91.1 million, or $0.22 per share in the year-ago quarter. Contributing to the improvement were lower restructuring charges ($28.5 million in 2003 versus $68.0 million in 2002), lower overall operating expenses (excluding restructuring charges), and lower charges for losses on strategic technology investments. Offsetting these improvements were lower overall revenue, and an increase in inventory-related charges ($19.4 million in 2003 versus none in 2002). Excluding the restructuring and other charges, the net loss for the quarter was $18.4 million, or $0.04 per share, compared with a net loss of $16.6 million, or $0.04 per share for the same period in 2002.

Revenue

Total revenue for the current quarter was $244.5 million compared with $288.1 million in the third quarter of 2002. The majority of the decline occurred in North America as a result of sharply lower orders for Tellabs’ cable telephony products by the Company’s largest customer. Revenue within North America for the third quarter of 2003 amounted to $143.3 million, or 59% of total revenue, compared with $198.8 million, or 69% of total revenue, in the third quarter of 2002. International revenue amounted to $101.2 million, or 41% of total revenue, compared with $89.2 million, or 31% of total revenue, in the third quarter of 2002.

Revenue from optical networking products, the primary strategic products the Company offers to its customers in North America, was $105.4 million in the third quarter of 2003, compared with $114.7 million in the third quarter of 2002. Revenue from new products (Tellabs 5500® NGX, Tellabs 6500® and Tellabs 7100® systems) declined to $6.7 million from $13.8 million in the third quarter of 2002 primarily due to lower revenue from Tellabs 6500® systems.

Revenue from Next-Gen SDH transport products and managed access systems, the primary strategic products the Company offers to its international customers, was $69.7 million, or relatively flat with the same period in 2002. Revenue from new international products (Tellabs® 6340, Tellabs® 6350 and Tellabs 7200® systems) declined $1.4 million from $12.6 million in 2002 to $11.2 million in 2003.

Revenue from Other Products was $30.8 million in the quarter, which represented a decline of $36.4 million from 2002. The decline was attributable to lower revenue from the Company’s cable telephony products as previously mentioned.

Revenue from professional services increased slightly to $38.6 million from $36.3 million in the year-ago quarter. Within this category, revenue from installation-related services declined slightly due to lower product sales, but the decline was more than offset by an increase in other value-added services.

Gross Profit

Total gross profit for the quarter was $93.2 million or 38.1% of revenue, compared with $119.0 million or 41.3% of revenue for the third quarter of 2002. The decline was due primarily to the inventory charges of approximately $19.4 million, or 7.9% of revenue, the Company recorded cost of sales relating to the outsourcing of its North American manufacturing operations, partially offset by better margins on products and services, and by manufacturing efficiencies. Excluding those charges, gross profit for the quarter was $112.6 million, or 46% of revenue.

Operating Expenses

Operating expenses for the quarter of $159.6 represented a decline of $61.3 million from $220.9 million in 2002. Approximately $39.5 million of the decline was due to a reduction in restructuring and other charges ($28.5 million in 2003 vs. $68.0 million in 2002). The remainder of the decline — $21.8 million — was due to the impact of workforce reductions on headcount-related expenses; lower depreciation, amortization, and facilities expense due to prior restructuring actions; and implementation of expense control initiatives across the Company. Excluding the restructuring and other charges, operating expenses were $131.1 million in 2003 and $152.9 million in 2002.

Effective Tax Rate

The tax rate for the quarter was nominal, reflecting a small tax provision on the Company’s international operations and no tax benefit on our domestic operations. The effective tax rate was 26.1% in the third quarter of 2002.

Nine Months Ended September 26, 2003, Compared with the Nine Months Ended September 27, 2002

For the nine months just ended, the Company recorded a net loss of $218.4 million, or $0.53 per share, compared with a net loss of $228.6 million, or $0.56 per share, for the same period in 2002. The negative impact on earnings from a 30-percent decline in revenue, and the absence of a tax benefit on pre-tax losses, were offset by lower charges related to excess and obsolete inventory and excess inventory purchase commitments ($73.7 million in 2003 versus $111.3 million in 2002), lower overall operating expenses (excluding restructuring charges), lower restructuring charges ($54.6 million in 2003 versus $175.9 million in 2002), and lower write-downs related to strategic technology investments. Excluding the restructuring and other charges, the net loss for the first nine months of 2003 was $92.6 million, or $0.22 per share, compared with a net loss of $6.9 million, or $0.02 per share for the same period in 2002.

Revenue

Total revenue was $701.1 million compared with $1,004.2 million in 2002. The decline in revenue, which occurred across all product families and in both the international and North American businesses, reflects the overall condition of the industry and its impact on customer spending. Revenue within North America amounted to $428.4 million or 61% of total revenue, compared with $714.4 million, or 71% of total revenue, in the first nine months of 2002. International revenue was $272.7 million, or 39% of total revenue, compared with $289.8 million, or 29% of total revenue, in 2002.

Revenue from optical networking products was $302.6 million in the first nine months of 2003, compared with $457.2 million in the first nine months of 2002. Revenue from new optical networking products (Tellabs 5500® NGX, Tellabs 6500® and Tellabs 7100® systems) for the first nine months of 2003 was $29.0 million versus $57.3 million for the first nine months of 2002.

Next-Gen SDH transport products and managed access systems accounted for $201.8 million in revenue compared with $207.5 million in 2002. The decrease was the result of lower revenue from the Tellabs 7200® system partially offset by higher revenue from Tellabs 8000® managed access systems. New international products (Tellabs 6340®, Tellabs 6350® and Tellabs 7200® systems) accounted for $40.2 million of revenue in 2003 compared with $42.2 million in the first nine months of 2002.

Revenue from Other Products was $83.3 million for the first nine months of 2003 compared with $207.4 million for the same period last year. The decline in revenue is primarily the result of lower sales of our Tellabs 2000® cable telephony products.

Professional services revenue for the first nine months was $113.4 million, compared with $132.1 million for the same period in 2002. The decline in services revenue is attributable to a decrease in installation-related services due to the lower level of overall product revenue, offset slightly by an increase in other value-added services.

Gross Profit

For the first nine months of 2003, total gross profit was $231.2 million, or 33.0% of revenue, compared with $343.4 million, or 34.2% of revenue in the first nine months of 2002. Margins were benefited by approximately 0.6 percentage points due to a reduction in charges for excess and obsolete inventories and excess purchase commitments ($73.7 million in 2003 vs. $111.3 million in 2002), offset by the effect of a lower absorption of fixed manufacturing cost due to lower volume. Excluding the inventory-related charges, total gross profit would have been $304.9 million or 43.5% of revenue in 2003, compared to $454.7 million, or 45.3% of revenue, in 2002.

Operating Expenses

Operating expenses declined by $205.6 million from $671.1 million in the first nine months of 2002 to $465.5 million in the first nine months of 2003. Of the decline, $126.7 million was due to a reduction in restructuring and other charges ($54.6 million in 2003 vs. $181.3 million in 2002), and $78.9 million was due to lower headcount related expenses that were a direct result of workforce reductions; lower depreciation, amortization, and facilities expense due to prior restructuring actions; and implementation of expense control initiatives across the Company. Excluding the restructuring and other charges, operating expenses were $410.9 million, or 58.6% of revenue, in 2003 compared with $489.8 million, or 48.8% of revenue in 2002.

Effective Tax Rate

The tax rate for the first nine months of 2003 was nominal, reflecting a small tax provision on the Company’s international operations and no tax benefit on our domestic operations. The effective tax rate for the first nine months of 2002 was 31.3%.

Financial Condition, Liquidity and Capital Resources

The Company’s principal source of liquidity remained its cash and equivalents and short-term investments, which increased by $46.6 million during the first nine months of 2003. The increase was due primarily to the receipt of a $158 million U.S. tax refund and the positive impact of the strengthening Euro vs. the U.S.

dollar, offset by the cash paid to acquire Tellabs San Jose. Cash and equivalents decreased by $211.8 million while the short-term investment balance increased by $258.4 million. The changes reflect management’s decision to modify the investment portfolio mix for its European operations, moving away from highly-liquid cash equivalents and into higher-yielding short-term investments.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended		Nine Months Ended

(In millions, except per-share data)	9/26/2003	9/27/2002	9/26/2003	9/27/2002

Net Sales
Product and other	$205.9	$251.8	$587.7	$872.1
Services	38.6	36.3	113.4	132.1

	244.5	288.1	701.1	1,004.2
Cost of Sales
Product and other	102.4	136.3	307.7	443.1
Services	29.5	32.8	88.5	106.4

	131.9	169.1	396.2	549.5

Gross Profit	112.6	119.0	304.9	454.7
Operating expenses
Selling, general and administrative	58.9	70.1	182.3	226.1
Research and development	68.4	80.4	219.9	257.3
Purchased in-process research and development	—	—	—	—
Intangible asset amortization	3.8	2.4	8.7	6.4
Restructuring & other charges	—	—	—	—

	131.1	152.9	410.9	489.8
Operating Loss	(18.5)	(33.9)	(106.0)	(35.1)
Other Income (Expense)
Interest income	8.4	9.0	26.3	25.0
Interest expense	(0.2)	(0.1)	(0.4)	(0.9)
Other	(6.2)	(0.6)	(9.7)	0.3

	2.0	8.3	16.2	24.4
Loss Before Income Tax	(16.5)	(25.6)	(89.8)	(10.7)
Income tax expense (benefit)	1.9	(9.0)	2.8	(3.8)

Net Loss	$(18.4)	$(16.6)	$(92.6)	$ (6.9)

Loss per Share	$(0.04)	$(0.04)	$(0.22)	$ (0.03)

Average number of common shares outstanding	413.3	411.8	412.7	411.2

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.
Reconciliation of Non-GAAP Adjustments
(Amounts in millions, except per-share data)
(Unaudited)

	Three Months Ended 9/26/03 (a)			Nine Months Ended 9/26/03 (b)

			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP

Cost of Goods Sold	151.3	(19.4)	131.9	469.9	(73.7)	396.2
Gross Profit	93.2	19.4	112.6	231.2	73.7	304.9
Total Operating Expenses	159.6	(28.5)	131.1	465.5	(54.6)	410.9
Income Taxes/(Benefit)	0.4	1.5	1.9	0.3	2.5	2.8
Net Earnings/(Loss)	(64.8)	46.4	(18.4)	(218.4)	125.8	(92.6)
Earnings/(Loss) Per Share	$(0.16)	$0.12	$(0.04)	$(0.53)	$0.31	$(0.22)

	Three Months Ended 9/27/02 (c)			Nine Months Ended 9/27/02 (d)

			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP

Cost of Goods Sold	169.1	0.0	169.1	660.8	(111.3)	549.5
Gross Profit	119.0	0.0	119.0	343.4	111.3	454.7
Total Operating Expenses	220.9	(68.0)	152.9	671.1	(181.3)	489.8
Interest/Other-Net	(21.3)	29.6	8.3	(5.2)	29.6	24.4
Income Taxes/(Benefit)	(32.1)	23.1	(9.0)	(104.3)	100.5	(3.8)
Net Earnings/(Loss)	(91.1)	74.5	(16.6)	(228.6)	221.7	(6.9)
Earnings/(Loss) Per Share	$(0.22)	$0.18	$(0.04)	$(0.56)	$0.53	$(0.03)

(a)	The $19.4 million charge within Cost of Goods Sold reflects accruals of $3.7 million in inventory charges and $15.7 million in accelerated depreciation expense associated with the outsourcing of manufacturing operations. The $28.5 million charge within Operating Expenses represents $16.5 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, as well as accruals of $6.9 million for severance payments, $4.7 million for the write-down of assets disposed of or held for sale, and $0.4 million for facilities consolidation expenses.

(b)	The $73.7 million charge within Cost of Goods Sold reflects accruals of $33.4 million for excess and obsolete inventories and $20.9 million for excess purchase commitments, as well as $3.7 million in inventory charges and $15.7 million in accelerated depreciation expense associated with the outsourcing of manufacturing operations. The $54.6 million charge within Operating Expenses represents $16.5 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, as well as accruals of $22.7 million for severance payments, $14.4 million for the write-down of assets disposed of or held for sale, and $1.0 million for facilities consolidation expenses.

(c)	The $68.0 million charge within Operating Expenses represents accruals of $22.6 million for severance payments, $25.4 million for the write-down of assets disposed of or held for sale, $10.5 million for leased facilities consolidation expenses, and $9.5 million in costs associated with the closure of the Shannon facility. The $29.6 million charge within Interest/Other-Net represents the write-down of certain investments.

(d)	The $111.3 million charge within Cost of Goods Sold reflects accruals of $53.3 million for excess and obsolete inventories and $58.0 million for excess purchase commitments. The $181.3 million charge within Operating Expenses represents accruals for restructuring and other activities of $51.3 million for severance payments, $67.3 million for the write-down of assets disposed of or held for sale, $44.7 million for leased facilities consolidation expenses, $4.7 million for the write-down of the Shannon facility currently held for sale, $4.3 million for repayment of Shannnon incentive grants and other miscellaneous lease obligations due to the closure of the Shannon facility, and $3.6 million in other obligations. In addition, Operating Expenses includes a charge in Research & Development of $5.4 million for Acquired In-Process R&D. The $29.6 million charge within Interest/Other-Net represents the write-down of certain investments.